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                                                                       EXHIBIT 5


                           [Gateway, Inc. Letterhead]
April 2, 2001

Board of Directors
Gateway, Inc.
4545 Towne Centre Court
San Diego, CA 92121

Ladies and Gentlemen:

         I am the Senior Vice President, General Counsel and Secretary of Gateway, Inc., a Delaware corporation (the "Corporation") and, as such, I and lawyers on my legal staff have acted as counsel for the Corporation in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") proposed to be filed with the Securities and Exchange Commission (the "SEC") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), up to 5,938,948 shares of common stock, par value $.01 per share (the "Common Stock"), of the Corporation issuable pursuant to a $200 million convertible senior note sue December 22, 2020 (the "Note") of the Company.

         In connection with the Registration Statement, I or the lawyers over whom I exercise general legal supervision have examined such corporate records, certificates and other documents upon which I have relied and reviewed such questions of law as I or they have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination and review, I advise you that, in my opinion the Common Stock, if and when issued in accordance with the terms of the Note, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to all references to me included in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the SEC thereunder.

                                                  Very truly yours,


                                                  /s/   William M. Elliott
                                                  ------------------------------
                                                  William M. Elliott